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                                                                    EXHIBIT 99.1
FOR MORE INFORMATION CONTACT:

Investor Contact:
Christine Munson
Chief Financial Officer
Gadzoox Networks, Inc.
408.361.6191
investor-relations@gadzoox.com

Press Contact:
Dominique Pheiffer
Corporate Communications Manager
Gadzoox Networks, Inc.
408.361.6143
dominique@gadzoox.com

                 GADZOOX(R) NETWORKS TO ACQUIRE SMARTSAN SYSTEMS

    Gadzoox Extends Industry Leadership Position With The Addition of Routing Technology to State-of-the-Art Switch, Hub and Management Product Portfolio

SAN JOSE, CA - March 3, 2000 - Gadzoox Networks, Inc. (NASDAQ: ZOOX), a leading provider of SAN (storage area network) products, today announced that it has reached a definitive agreement to acquire SmartSAN Systems, Incorporated, a privately held developer of advanced routing and management technologies for SANs, based in Santa Clara, California. As the result of this acquisition, Gadzoox believes it will be the only SAN company to offer products across the entire spectrum of the SAN market, including switches, routers, hubs, and management products.

"Gadzoox is committed to leading the evolution of storage area networks by integrating advanced software technologies and networking products," said Bill Sickler, Gadzoox Networks president and CEO. "Through the acquisition of SmartSAN Systems, Gadzoox gains routing and agent technologies that can be integrated into our industry leading switch products to deliver broad-based SAN solutions of increasing value."

Gadzoox believes that since the inception of SANs, their deployment has been driven by specific data-centric applications in the form of "SAN islands". Within these islands, hub and switch products based on Fibre Channel technology have served as the dominant means for connectivity. As enterprise SAN deployments increase and as new SAN opportunities emerge in the ISP, ASP, co-location and telecom markets, the ability to integrate SANs with the, LAN,


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optical area network, SCSI and WAN infrastructure will become increasingly important for market growth.

Unlike localized groups of SAN islands that can connect to nearby backbone switches, distributed SANs in large enterprise and service provider environments will need to connect to one another over much longer distances. Rather than rely on a separate long distance Fibre Channel-based network, SANs can leverage the existing LAN and WAN infrastructures provided that they can route traffic between different protocols. The integration of SmartSAN routing technology with Gadzoox record-setting Capellix(TM) switch technology is clearly a strong step forward in connecting the islands to the larger infrastructure. The modular architecture employed by both Gadzoox and SmartSAN will allow this integration to occur rapidly.

"The e-business environment is driving end-users to seek comprehensive strategies for non-stop data center operations," said Robert Gray, research director, storage subsystems of the market research firm International Data Corporation (IDC). "While SANs provide enhanced system availability within their local island, a need to interconnect islands over extended distances is essential to any business continuance or service provider model. By acquiring the routing technology from SmartSAN, Gadzoox takes a major step in addressing the needs of this growing market requirement."

"SmartSAN is delighted to join forces with Gadzoox to deliver our technology and products to the market," said Janek Pathak, SmartSAN CEO. "Gadzoox' leading position, understanding of the evolution of the SAN market and their modular architecture make them the perfect partner for accelerating the delivery of our advanced routing technology."

Under the agreement, all outstanding shares and options of SmartSAN Systems stock will be exchanged for Gadzoox Networks stock at an aggregate value of approximately $23.5 million. The transaction is expected to be completed in the current quarter and will be accounted for as a pooling-of-interest. The two companies will begin the integration of SmartSAN's operations into Gadzoox' operations upon closing of the transaction.

GADZOOX NETWORKS OFFERS BROAD LINE OF SAN PRODUCTS

Gadzoox, a leader in the SAN market, offers a broad range of advanced products including Bitstrip(TM) (gigabit Fibre Channel hub), Gibraltar(TM) (managed Fibre Channel hub), Ventana(TM) (SAN management software application), Capellix(TM) 2000 (stackable SAN switch) and the performance record-setting Capellix(TM) 3000 (modular SAN switch).

ABOUT GADZOOX NETWORKS, INC.

Company provides networking solutions for enterprise storage with scalable, managed SAN solutions based on Gadzoox' Fibre Channel hubs, switches and management products. Serving as modular building blocks, Gadzoox' products are designed to address the growth in enterprise data through the evolving capabilities of SANs. According to the most recent Fibre Channel report from market research firm International Data Corporation dated January 1999, Gadzoox is the market share leader in combined hub and switch port shipments in 1997 and 1998. Gadzoox is an ISO 9001 certified Company. Gadzoox corporate headquarters is located at: 5850 Hellyer Avenue, San Jose, CA 95138. For more information, visit the company's Web site at www.gadzoox.com or call 888.423.3222.

Note to editor: Record Setting results based on configurations tested by TPC-C through December 1999, for more information see: www.tpc.org. SmartSAN was originally funded by Montreux Equity Partners


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Gadzoox and the Gadzoox logo are registered trademarks of Gadzoox Networks, Inc.
Capellix, Gibraltar, Ventana, Reflex and SANtools are trademarks of Gadzoox Networks, Inc. All other trademarks are property of their respective owners.

With the exception of the historical data contained herein, this press release is comprised of statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1955. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: Gadzoox Networks, Inc. ability to integrate SmartSAN Systems, Inc. into its operations; the timing of new product introductions; pricing pressures and other competitive factors; and the fact that Gadzoox Networks, Inc. and SmartSAN Systems, Inc. have incurred and will continue to incur substantial losses. Further information regarding these risks will be included in a Form 8-K to be filed by Gadzoox Networks, Inc. with the Securities and Exchange Commission
(SEC) in connection with the merger. In addition, each of Gadzoox Networks, Inc. and SmartSAN Systems, Inc. may achieve results that differ materially from those projected herein. Further information on the risks and uncertainties affecting Gadzoox Networks, Inc. is contained in the company's filings with the SEC, including its S-1 registration statement. The above mentioned documents contain important information and you are urged to review them carefully. Each such document is available free of charge at the SEC Website at www.sec.gov or from the contacts listed below.